                                                                  EXHIBIT 99.A.2

                           VICORP RESTAURANTS, INC.

                       OFFER TO PURCHASE FOR CASH UP TO
                        2,000,000 OF ITS COMMON SHARES
                            AT A PURCHASE PRICE OF
                               $19.00 PER SHARE

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON WEDNESDAY, DECEMBER 22, 1999, UNLESS THE OFFER IS EXTENDED.

  VICORP Restaurants, Inc., a Colorado corporation (the "Company"), invites its shareholders to tender their shares of the Company's common stock, $.05 par value (the "Shares"), to the Company at $19.00 per Share, net to the seller in cash (the "Purchase Price"), as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

  The Company will, upon the terms and subject to the conditions of the Offer, accept for payment, and thereby purchase, up to 2,000,000 Shares validly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. In the event more than 2,000,000 Shares are validly tendered and not withdrawn, the Company will accept for payment, and thereby purchase, Shares, other than Odd Lots, on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares) upon the terms and subject to the conditions of the Offer. See Section 1. Shares not purchased because of proration will be returned at the Company's expense.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. SHAREHOLDERS MUST INDIVIDUALLY MAKE THE DECISION WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS NOT BEEN ADVISED WHETHER ANY OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH PERSONS INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

  The Shares are traded on Nasdaq National Market ("Nasdaq") under the symbol "VRES." On November 22, 1999, the last full trading day prior to commencement of the Offer, the closing sales price per Share as reported on Nasdaq was $17.44. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 7.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                (800) 758-5880

                               ----------------

                                   IMPORTANT

  Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal, together with any required signature guarantee, and any other required documents to American Stock Transfer & Trust Company (the "Depositary"), and either mail or deliver the certificates for the tendered Shares to the Depositary (together with any other documents required by the Letter of Transmittal) or tender the Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or
(b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose share certificates are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender the Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  TO VALIDLY TENDER SHARES, SHAREHOLDERS MUST COMPLETE AND EXECUTE THE LETTER OF TRANSMITTAL.

                                     A2-2

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY...................................................................   4

FACTORS THAT MAY AFFECT FUTURE RESULTS....................................   6

TO THE HOLDERS OF COMMON SHARES OF VICORP RESTAURANTS, INC................   7

  Introduction............................................................   7

  Recent Developments.....................................................   8

THE OFFER.................................................................   9
   1.Number of Shares; Proration..........................................   9
   2.Purpose of the Offer; Certain Effects of the Offer...................  11
   3.Procedures for Tendering Shares......................................  12
   4.Withdrawal Rights....................................................  15
   5.Purchase of Shares and Payment of Purchase Price.....................  16
   6.Certain Conditions of the Offer......................................  16
   7.Price Range of Shares................................................  18
   8.Source and Amount of Funds...........................................  18
   9.Certain Information Concerning the Company...........................  18
  10. Interest of Directors and Officers and Principal Shareholders;
      Transactions and Arrangements Concerning Shares.....................  26
  11.Effects of the Offer on the Market for Shares; Registration Under the
   Exchange Act...........................................................  28
  12.Certain Legal Matters; Regulatory Approvals..........................  29
  13.Certain United States Federal Income Tax Consequences................  29
  14.Extension of the Offer; Termination; Amendment.......................  30
  15.Fees and Expenses....................................................  31
  16.Miscellaneous........................................................  32

FURTHER INFORMATION.......................................................  33

                               ----------------

  References in this Offer to Purchase to "the Company," "us" and "we" refer to VICORP Restaurants, Inc.

                                     A2-3

                                    SUMMARY

  This general summary is provided for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be       2,000,000 Shares (or such lesser number of Shares
Purchased                    as are validly tendered and not withdrawn).

Purchase Price               $19.00 per Share, net to the Seller in cash. All
                             Shares acquired in the Offer will be acquired at the Purchase Price.

Purpose of the Offer         The purpose of the Offer to Purchase is to allow
                             shareholders the opportunity to have added liquidity in their shares of Common Stock. The
                             Board of Directors has determined that the Company's financial condition, outlook and current market conditions, make it an appropriate time to repurchase up to 2,000,000 of the issued and outstanding Shares. Management of the Company has received numerous comments from shareholders over the past several years voicing desires for added liquidity of the Common Stock, the Company's only trading security. Accordingly, the Company has determined to make the Offer to Purchase, which contemplates that up to 2,000,000
                             Shares will be purchased from existing
                             shareholders. It is not possible to predict the impact that the Offer to Purchase will have on the trading price of the Common Stock.

Conditions to the Offer      The Offer is subject to certain conditions. See
                             Section 6.

Minimum Amount of Offer      There is no minimum amount of Shares that must be
                             tendered in the Offer. The Company also has the right in its sole discretion to terminate the Offer at any time before it is completed.

How to Tender Shares         See Section 3. Call the Information Agent at
                             (800) 758-5880 or consult your broker for assistance.

Brokerage Commissions        Tendering shareholders who hold Shares in their
                             own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions. Shareholders holding
                             Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may be applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary.

Stock Transfer Tax           None, if payment is made to the registered
                             holder.

Expiration and Proration     December 22, 1999 at 5:00 p.m. Eastern Standard
Dates                        Time, unless extended by the Company.
Payment Date                 As soon as practicable after the Expiration Date,
                             as defined in Section 1.

Position of the Company
and its Board of             Neither the Company nor its Board of Directors
Directors                    makes any recommendation to any shareholder as to
                             whether to tender or refrain from tendering
                             Shares.


                                     A2-4

Withdrawal Rights            Tendered Shares may be withdrawn at any time
                             until 5:00 p.m., Eastern Standard Time on
                             December 22, 1999 and, unless previously purchased, after 5:00 p.m., Eastern Standard Time on January 21, 2000. See Section 4.

Proration                    In the event more than 2,000,000 Shares are
                             validly tendered and not withdrawn, the Company will accept for payment, and thereby purchase
                             Shares, other than Odd Lots, on a pro rata basis
                             (adjusted downward to avoid acceptance for payment of fractional Shares).

Odd Lots There will be no proration of Shares tendered by any shareholder who owns beneficially fewer than 100 Shares on November 23, 1999, and on the Expiration Date and who tenders all of the Shares prior to the Expiration Date and who checks the "Odd Lots" box in the Letter of Transmittal. See
                             Section 1.

Market Prices                The Common Stock is traded on the Nasdaq National
                             Market under the symbol VRES. On November 22,
                             1999 the last reported sales price for the Common
                             Stock was $17.44.

Depositary                   American Stock Transfer & Trust Company, 40 Wall
                             Street, 46th Floor, New York, New York 10005, telephone (718) 921-8200.

Information Agent            D.F. King & Co., Inc., telephone (800) 758-5880
                             or (212) 269-5550 (collect).

                                     A2-5

                    FACTORS THAT MAY AFFECT FUTURE RESULTS

  Sections in this Offer to Purchase contain certain forward-looking statements based on management's current beliefs, estimates and assumptions concerning the operations, future results and prospects of the Company. All statements addressing operating performance, events or developments that management anticipates will occur in the future, including statements related to future revenue, profits, expenses, income and earnings per share or statements expressing general discussions about future events are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are subject to the safe harbors created in the Exchange Act. In addition, words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words, and similar expressions are intended to identify forward-looking statements. Because these statements are based on a number of beliefs, estimates and assumptions that could cause actual results to materially differ from those in the forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate.

  Any number of factors could affect future operations and results, including the following: the Company's market price for its common stock could experience volatility; the Company's operating results may fluctuate significantly due to seasonality and other related factors; the restaurant industry is intensely competitive and the Company may not have the resources to compete adequately; changes in consumer preferences or discretionary consumer spending could negatively impact the Company's results; any failure of the Company to attract and retain highly qualified personnel to operate and manage its restaurants could adversely affect the Company; the Company must anticipate and react to food and labor costs; the Company is dependent upon key distributors, and disruptions in deliveries may adversely affect the Company's restaurants; the Company could be subject to adverse publicity, claims or lawsuits from its customers or employees or others; the Company is subject to extensive legal requirements applicable to franchise and other business operations; and the Company may fail to be year 2000 compliant.

  Forward-looking statements are subject to the safe harbors set forth in the Exchange Act. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                     A2-6

          TO THE HOLDERS OF COMMON SHARES OF VICORP RESTAURANTS, INC.

Introduction

  VICORP Restaurants, Inc., a Colorado corporation (the "Company"), invites its shareholders to tender their shares of the Company's common stock, $.05 par value (the "Shares"), to the Company at $19.00 per Share, net to the seller in cash (the "Purchase Price"), as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

  The Company will, upon the terms and subject to the conditions of the Offer, accept for payment, and thereby purchase, up to 2,000,000 Shares validly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. In the event more than 2,000,000 Shares are validly tendered and not withdrawn, the Company will accept for payment, and thereby purchase, Shares, other than Odd Lots, on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares) upon the terms and subject to the conditions of the Offer. See Section 1. Shares not purchased because of proration will be returned at the Company's expense to the shareholders who tendered the Shares. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. See Section 14.

  The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. SHAREHOLDERS MUST INDIVIDUALLY MAKE THE DECISION WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS NOT BEEN ADVISED WHETHER ANY OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH PERSONS INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

  Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered and not withdrawn, the Company will accept Shares first from all Odd Lot Holders (as defined in Section 1) who validly tender, and not withdraw, all their Shares and then on a pro rata basis from all other shareholders who validly tender, and not withdraw, Shares. See Section 1.

  The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Shareholders holding Shares registered in the name of brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary.

  Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the substitute Form W-9 included as part of the Letter of Transmittal may be subject to required United States federal income tax back-up withholding of 31% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the Offer. See Section 3.

  The Company will pay all fees and expenses of D.F. King & Co., Inc. (the "Information Agent") and American Stock Transfer & Trust Company (the "Depositary") incurred in connection with the Offer. See Section 15.


                                     A2-7

  In the view of the Board of Directors, the Offer presents an opportunity to provide shareholders with additional liquidity. The Board of Directors has determined that the Company's financial condition, outlook and current market conditions, make it an appropriate time to repurchase up to 2,000,000 of the issued and outstanding Shares.

  The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity, subject to the terms and conditions of the Offer, to sell those Shares for cash, where Shares are tendered by the registered owner directly to the Depositary, without the usual transaction costs associated with open market sales. In addition, the Offer may give shareholders the opportunity to sell at prices greater than market prices prevailing prior to the announcement of the Offer. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets (subject to the Company's right to issue additional Shares and other equity securities in the future). In determining whether to tender Shares pursuant to the Offer, shareholders should consider the possibility that they may be able to sell their Shares in the future on Nasdaq or otherwise at a net price higher than the Purchase Price. Shareholders should also consider the possibility that, following completion of the Offer, they may not be able to sell their Shares in the future on Nasdaq or otherwise at a net price as high as the Purchase Price. See Sections 2 and 11.

  As of the close of business on November 22, 1999, the Company had 8,875,076 issued and outstanding Shares and 414,667 Shares reserved for issuance upon the exercise of options to purchase Shares granted under the Company's stock option plans (collectively, the "Plans"). Of these reserved Shares, 255,998 options have been granted and are exercisable below $19.00 per Share. See
Section 10. The Company is not, in connection with the Offer, offering to cancel for cash any Options outstanding under the Plans and tenders of Options will not be accepted. See Section 3.

  The 2,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 22.5% of the Shares outstanding on November 22, 1999 (approximately 21.9% assuming exercise of outstanding exercisable Options). The Shares are listed and traded on Nasdaq under the symbol "VRES." On November 22, 1999, the last full trading day prior to the announcement of the Offer, the closing sales price per Share as reported on Nasdaq was $17.44. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See
Section 7.

Recent Developments

  In October 1999, the Company completed the sale and lease-back of 21 of its restaurant properties (the "Sale and Lease-Back Transaction"). The Company leased from the buyers all the restaurant properties that were sold. Net proceeds to the Company from the Sale and Lease-Back Transaction were approximately $28.5 million. With these funds, as well as borrowings under the Company's existing bank credit agreement and any cash available for such purposes, the Company expects to have the available capital in order to conclude the Offer to Purchase. See "Capitalization," "Summary Financial Information" and "Pro Forma Financial Statements" in this Offer to Purchase for further information.

  The Company's fiscal year ended October 31, 1999. The Company expects that the audit of the 1999 fiscal year results will be completed by the second week of December 1999. The Company presently estimates that the operating earnings per share for the fiscal year, before giving effect to tax benefits associated with the Sale and Lease-Back Transaction (see "Section 9. Certain Information Concerning the Company -- Pro Forma Financial Statements"), will be in the range of $1.30 to $1.35. In addition to the fiscal 1999 operating earnings, the Company also expects that its fiscal year 1999 results will include a non-recurring reduction in income tax expense of approximately $5.8 million or $.65 per share, to adjust the valuation allowance previously provided against deferred income tax assets.

                                     A2-8

                                   THE OFFER

1. Number of Shares; Proration.

  Upon the terms and subject to the conditions of the Offer, the Company will purchase 2,000,000 Shares or such lesser number of Shares as are validly tendered and not withdrawn prior to the Expiration Date (as defined below) at a price of $19.00 per Share, net to the seller in cash.

  The term "Expiration Date" means 5:00 p.m., Eastern Standard Time, on Wednesday, December 22, 1999, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer.

  The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase, pursuant to the Offer, an additional amount of Shares not to exceed 2.0% of the outstanding Shares without amending or extending the Offer. See Section 14. In the event of an over-subscription of the Offer, Shares tendered prior to the Expiration Date (other than Odd Lots) will be subject to proration, as described below. The proration period also expires on the Expiration Date.

  If:

  --  the Company changes the Purchase Price from $19.00 per Share;

  -- the Company increases the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2.0% of the outstanding Shares; or

  --  the Company decreases the number of Shares being sought;

  And

  -- the Offer is scheduled to expire at any time earlier than the expiration of the period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until the expiration of such period of 10 business days.

  THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  If the number of Shares validly tendered and not withdrawn prior to the Expiration Date is less than or equal to 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, accept for payment and thereby purchase, all Shares so tendered at the Purchase Price. All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date. The Company reserves the right, in its sole discretion to purchase more than 2,000,000 Shares pursuant to the Offer. See
Section 14.

   Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) have been validly tendered and not withdrawn prior to the Expiration Date, the Company will accept for payment and therefore purchase validly tendered Shares on the basis set forth below:

  (a) first, all Shares validly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

                                     A2-9

    (1) tenders all Shares owned beneficially or of record by such Odd Lot Holder (tenders of less than all the Shares owned by such Odd Lot Holder will not qualify for this preference); and

    (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

  (b) second, after the purchase of all of the foregoing Shares, all other Shares validly tendered, and not withdrawn, prior to the Expiration Date, on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares), as described below.

  Odd Lots. For purposes of the Offer, the term "Odd Lots" means all Shares validly tendered prior to the Expiration Date and not withdrawn by any person (an "Odd Lot Holder") who owned beneficially or of record as of the close of business on November 23, 1999, and who continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. In order to qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders by an Odd Lot Holder or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discount in a sale of the holder's Shares. Any Odd Lot Holder wishing to tender all of such holder's Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

  The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tenders all Shares beneficially owned and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

  Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, will be based on the ratio of the number of Shares validly tendered and not properly withdrawn by such shareholder to the total number of Shares validly tendered and not properly withdrawn by all shareholders, other than Odd Lot Holders. Because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn, and because of the Odd Lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

  As described in Section 13, the number of Shares that the Company will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender Shares.

  This Offer to Purchase and the related Letter of Transmittal will be mailed to shareholders who were record holders of Shares as of November 23, 1999, and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

                                     A2-10

2. Purpose of the Offer; Certain Effects of the Offer.

  The purpose of the Offer is to allow shareholders to have an opportunity to obtain added liquidity for their shares of Common Stock. As indicated above in "Recent Developments," the Company completed a sale lease-back transaction relating to 21 of its restaurant properties which resulted in net proceeds of $28.5 million. Proceeds from this transaction, as well as borrowings from the Company's existing bank credit facility and any cash available from future earnings and operating cash flow, are estimated to be sufficient to fund the Company's cash payments under the Offer. See Section 8.

  The Company has determined that shareholders, as a group, should be given the opportunity to obtain additional liquidity for their shares. Management has observed that the Company's level of trading and a liquid market for the Common Stock is relatively low due to the fact that stock market interest in small capitalization corporations and the restaurant industry as a whole has declined over the past few years. The Company is one of numerous companies that are traded on Nasdaq in which trading volume is not significant and does not receive significant coverage or following from securities analysts and other brokerage professionals. Management has received ongoing comments from shareholders over the past several years voicing a desire to add liquidity because of the low level of trading in the Common Stock.

  As a result of the Offer, the Company should be in a position to address shareholder desires about liquidity that have been voiced for several years. The Company believes that by offering shareholders the opportunity to receive $19.00 in cash in exchange per share of Common Stock, shareholders will have the opportunity for added liquidity of their shares.

  The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity, subject to the terms and conditions of the Offer, to sell the Shares for cash, where Shares are tendered by the registered owner directly to the Depositary, without the usual transaction costs associated with open market sales. In addition, Odd Lot Holders who hold Shares in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but also will avoid any applicable odd lot discount which may be payable on a sale of their Shares in a transaction on Nasdaq.

  The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. Shareholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise at a net price higher than the Purchase Price. The Company can give no assurance, however, as to the price at which a shareholder may be able to sell Shares in the future. Shareholders should also consider the possibility that, following completion of the Offer, they may not be able to sell their Shares in the future on Nasdaq or otherwise at a net price as high as the Purchase Price. See Section 11.

  The Board of Directors has determined that the Company's financial condition, outlook and current market conditions, including the recent trading prices of the Shares, make it an appropriate time to repurchase outstanding Shares. In the view of the Board of Directors, the Offer represents an investment that should benefit the Company and its shareholders over the long term by reducing the number of outstanding shares and by increasing shareholder value by making cash payments to shareholders who tender outstanding shares.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND NONE HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND

                                     A2-11

TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS NOT BEEN ADVISED WHETHER ANY OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH PERSONS INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

  The Company may in the future purchase additional Shares in the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. In particular, the Company may repurchase Shares in the open market beginning after the expiration of the period of ten business days after the Expiration Date. Future purchases by the Company may be on the same terms or on terms that are more or less favorable to shareholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

  Shares the Company acquires pursuant to the Offer will be considered authorized but unissued shares and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules applicable to companies with shares traded on Nasdaq or any other securities exchange on which the Shares may be listed) for business purposes including, but not limited to the raising of additional capital for use in the Company's business. The Company has no current plans for the issuance of Shares repurchased pursuant to the Offer.

3. Procedures for Tendering Shares.

  Valid Tender of Shares. For Shares to be validly tendered pursuant to the Offer (a) the certificates for the Shares (or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile), including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

  ODD LOT HOLDERS WHO TENDER ALL SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

  SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

  Signature Guarantees and Method of Delivery. No signature guarantee is required if: (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) the Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

                                     A2-12

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile) and any other documents required by the Letter of Transmittal.

  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service (the "IRS"), unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the United States Holder (as defined in Section 13) also may be subject to a penalty imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13)) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 12 of the Letter of Transmittal.

  Withholding for Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or such Holder's agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a Non-United States Holder and eligibility for a reduced

                                     A2-13
rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-United States Holder meets those tests described in
Section 13 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

  NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the shareholder's Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  (a)  the tender is made by or through an Eligible Institution;

  (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

  (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

  Return of Tendered Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

  Company Option Plans. The Company is not offering, as part of the Offer, to cancel for cash any Options outstanding under the Company's Option Plans, and tenders of Options will not be accepted. Holders of Options who wish to participate in the Offer must exercise their Options and purchase Shares subject to the Option and then tender the Shares pursuant to the Offer; provided that, any exercise of an Option and tender of Shares is in accordance with the terms of the Option Plans and the Options and is in compliance with all applicable federal and state securities laws. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares. An exercise of an Option cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its reasonable judgment, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or

                                     A2-14
any particular shareholder. The Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Information Agent, the Depositary or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any notice.
  Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that, among other things, (a) the shareholder has a "net long position" (as defined in Rule 14e-4 promulgated by the Commission under the Exchange Act) in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions), the person so tendering both (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and
(ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.


  CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4. Withdrawal Rights.

  Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 5:00 p.m., Eastern Standard Time, on January 21, 2000.

  For a withdrawal to be effective, a notice of withdrawal must be in written form and transmitted by mail, overnight courier, hand delivery, telegraph, telex or facsimile and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry delivery set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding. None of the Company, the Information Agent, the Depositary or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur liability for failure to give any notice. Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Shares are validly retendered prior to the Expiration Date by following one of the procedures described in Section 3.

                                     A2-15

  If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

  Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company will accept for payment and thereby purchase Shares validly tendered, and not withdrawn, prior to the Expiration Date at the Purchase Price. For purposes of the Offer, the Company will be deemed to have accepted for payment, and therefore purchased, Shares that are validly tendered and not withdrawn (subject to the proration provisions of the Offer) only when and if it gives written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer.

  Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay the Purchase Price per Share for 2,000,000 Shares (subject to increase or decrease as provided in Section 14) validly tendered, or such lesser number of Shares as are validly tendered and not withdrawn as permitted in Section 4.

  The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

  In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five business days after the Expiration Date. Certificates for all Shares tendered and not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering shareholder at the Company's expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

6. Certain Conditions of the Offer.

  Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, at any time on or after November 23, 1999, and prior to the Expiration Date in its sole discretion, including under circumstances in which any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance for payment:

                                     A2-16

  (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or materially impair the contemplated benefits of the Offer to the Company;

  (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company, by any court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company, (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of the business of the Company, or (v) make it likely that the Shares would be delisted from trading on Nasdaq following the Offer;
  (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on November 23, 1999;

  (d) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company, shall have been proposed, announced or made by any person;

  (e)
    (i) any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before November 23, 1999),

    (ii)  any such entity, group or person who has filed a Schedule 13D or
          Schedule 13G with the Commission on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2.0% or more of the outstanding Shares, or

    (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its assets or securities other than in connection with a transaction authorized by the Board of Directors; or

                                     A2-17

  (f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company that, in the Company's reasonable judgment, is or may have a material adverse effect on the Company.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or omission by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable judgment. The Company's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

7. Price Range of Shares.

  The Shares are traded on the Nasdaq National Market under the symbol "VRES." The following tables set forth for the periods indicated the high and low bid prices for the Shares as reported by Nasdaq. This information is based upon closing bid prices as reported by the Nasdaq National Market and the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                          Fiscal Quarter
                                                    ---------------------------
                                                    First  Second Third  Fourth
Fiscal Year                                         ------ ------ ------ ------
2000 (through November 22, 1999)
  High............................................. $17.69    --     --     --
  Low..............................................  16.38    --     --     --
1999 (ended October 31, 1999)
  High............................................. $16.00 $16.75 $18.31 $18.38
  Low..............................................  13.38  14.38  15.19  15.69
1998 (ended November 1, 1998)
  High............................................. $17.50 $19.25 $16.75 $15.63
  Low..............................................  15.38  15.50  14.50  13.00

  On November 22, 1999, there were approximately 420 holders of record of the Shares.

  On November 22, 1999, the last full trading day prior to the announcement of the Offer, the closing per Share sales price as reported on Nasdaq was $17.44. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

8. Source and Amount of Funds.

  Assuming the Company purchases 2,000,000 Shares pursuant to the Offer at the Purchase Price, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $38.4 million. The Company expects to fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from available cash, short-term investments, cash equivalents and from borrowings under its existing line of credit. See " To Holders of Common Shares of VICORP Restaurants, Inc.-- Recent Events" for a description of the Sale and Lease-Back Transaction in October 1999 in which the Company received gross proceeds of $29.0 million.

9. Certain Information Concerning the Company.

  VICORP Restaurants, Inc. operates family style restaurants under the names "Bakers Square" and "Village Inn" and franchises restaurants under the Village Inn name. As of November 1, 1999, the Company operated 251 restaurants in 13 states, of which 150 were Bakers Squares and 101 were Village Inns. On that date, there were also 116 franchised Village Inn restaurants in 21 states. The Company has a pie manufacturing division supporting its restaurants, which operates under the name VICOM. VICOM has three production facilities.


                                     A2-18

 Capitalization

  The following table sets forth the capitalization of the Company at July 11, 1999, and as adjusted to reflect both the sale and leaseback transaction and the exchange of 2,000,000 Shares of Common Stock for cash, with reduction for estimated fees and expenses relating to the Offer, as if the transaction has occurred on that date.

                                                              July 11, 1999
                                                           --------------------
                                                            Actual  As adjusted
                                                           -------- -----------
                                                              (in thousands)
Short Term Debt:
  Current maturities of long term debt and capitalized
   lease obligations...................................... $  1,403  $  1,403
                                                           ========  ========
Long Term Debt:
  Long term debt..........................................       38        38
  Capitalized lease obligations...........................    4,514     4,514
                                                           --------  --------
    Total long term debt..................................    4,552     4,552
Shareholders' Equity:
  Common Stock, $.05 par value, 20,000,000 shares
   authorized,
   8,841,941 issued actual, 6,841,941 shares issued as
   adjusted...............................................      443       343
  Paid-in capital.........................................   80,639    42,339
  Retained earnings.......................................   61,912    61,912
                                                           --------  --------
    Total shareholders' equity............................  142,994   104,594
                                                           --------  --------
Total capitalization...................................... $147,546  $109,146
                                                           ========  ========

 Dividend Policy on Common Stock

  The Company has not paid any cash dividends on its Common Stock for several years and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

 Summary Financial Information

  The following is a summary of certain financial information with respect to the Company for the periods indicated. The summary financial information (other than book value per share) set forth for the fiscal year ended October 31, 1997, and for the fiscal year ended November 1, 1998, is summarized or prepared from the audited consolidated financial statements set forth in the Company's Annual Report on Form 10-K for the Fiscal Year Ended November 1, 1998. The financial information (other than book value per share) set forth below for the nine months ended July 31, 1998, and the 36 weeks ended July 11, 1999, is summarized or prepared from the consolidated financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters then ended. The financial information as of July 31, 1998 and July 11, 1999 and for the nine months and 36 weeks then ended, respectively, is unaudited, but in the opinion of management, includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for those periods. The Annual Report on Form 10-K for the Fiscal Year Ended November 1, 1998, as well as the Quarterly Reports Form 10-Q for the Quarters Ended July 31, 1998 and July 11, 1999, are incorporated in this Offer to Purchase by reference. More comprehensive financial information is included in these reports and the information below is qualified in its entirety by reference to these reports and all of the financial statements and related notes contained in the reports, copies of which may be obtained as set forth below under "Further Information."

                                     A2-19

                                                       Nine months Thirty-six
                               Year ended  Year ended     Ended    weeks Ended
                               October 31, November 1,  July 31,    July 11,
                                  1997        1998        1998        1999
                               ----------- ----------- ----------- -----------
                                    (in thousands, except per share data)
Income Statement
Revenues......................  $325,527    $346,173    $258,502    $249,656
Operating profit..............    12,729      15,527      11,941      13,755
Net income....................     6,899       9,120       6,977       8,508
Balance Sheet
Working capital...............   (18,562)    (19,535)    (16,823)    (20,026)
Total assets..................   194,990     199,670     191,868     202,016
Adjusted total assets(1)......   190,224     195,293     187,297     197,712
Total debt....................    21,050       7,494       7,799       5,955
Shareholders' equity..........   129,919     138,007     138,503     142,994
Other data
Basic earnings per common
 share........................  $   0.76    $   0.99    $   0.76    $   0.95
                                ========    ========    ========    ========
Diluted earnings per common
 share........................  $   0.75    $   0.98    $   0.75    $   0.94
                                ========    ========    ========    ========

--------
(1) Balance adjusted to exclude intangible assets.

 Pro Forma Financial Statements

  The pro forma financial statements and information give pro forma effect to the payment of $38.0 million in cash upon the assumed tender of 2,000,000 Shares of Common Stock and the recently completed Sale and Lease-Back Transaction discussed above under "To the Holders of Common Shares of VICORP Restaurants, Inc.-- Recent Developments." The unaudited pro forma balance sheet data has been prepared as if the proposed transactions had occurred at the end of the period presented, while the unaudited statement of operations data has been prepared as if the proposed transactions had occurred at the beginning of the periods presented.

  The information in the pro forma financial statements is qualified by reference to, and should be read in conjunction with the Company's financial statements and the accompanying notes, incorporated by reference in this Offer to Purchase. The audited financial statements as of November 1, 1998 and October 31, 1997 and for each of the years in the three year period ended November 1, 1998 and the report on the financial statements are incorporated by reference in this Offer to Purchase from the financial statements contained in the Company's Form 10-K for the Fiscal Year Ended November 1, 1998.

                                     A2-20

                            VICORP RESTAURANTS, INC.

                      PRO FORMA BALANCE SHEET (UNAUDITED)

                                                 November 1, 1998
                                          -------------------------------------
                                                     Pro Forma
                                          Historical Adjustment       Pro Forma
                                          ---------- ----------       ---------
                                          (in thousands, except per share
                                                       data)
                 Assets
Current assets:
  Cash...................................  $ 10,262   $ (9,890)(a)(c) $    372
  Receivables............................     3,655                      3,655
  Inventories............................     7,501                      7,501
  Deferred tax asset.....................     3,617                      3,617
  Prepaid expenses and other.............     2,192                      2,192
                                           --------                   --------
    Total current assets.................    27,227                     17,337
Other assets:
  Property and equipment, net............   128,648    (12,086)(b)     116,562
  Deferred tax asset.....................    35,547                     35,547
  Other assets...........................     8,248                      8,248
                                           --------                   --------
    Total Assets.........................  $199,670                   $177,694
                                           ========                   ========
  Liabilities and Shareholders' Equity
Current liabilities:
  Current maturities of long-term debt
   and capitalized lease obligations.....     1,711                      1,711
  Accounts payable, trade................    21,847                     21,847
  Accrued compensation...................     6,013                      6,013
  Accrued taxes..........................     8,629                      8,629
  Other accrued expenses.................     8,562                      8,562
                                           --------                   --------
    Total current liabilities............    46,762                     46,762
Long-term liabilities:
  Long-term debt.........................        87                         87
  Capitalized lease obligations..........     5,696                      5,696
  Long-term insurance claims.............     3,199                      3,199
  Other non-current credits..............     5,919     16,424 (d)      22,343
Shareholders' equity:
  Common stock...........................       455       (100)(e)         355
  Paid-in capital........................    84,148    (38,300)(e)      45,848
  Retained earnings......................    53,404                     53,404
                                           --------                   --------
    Total shareholders' equity...........   138,007                     99,607
    Total liabilities and shareholders'
     equity..............................  $199,670                   $177,694
                                           ========                   ========
Book value per common share..............  $  15.22                   $  14.09
                                           ========                   ========

                                     A2-21

                            VICORP RESTAURANTS, INC.

                 PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)

                                             Fiscal Year Ended November 1,
                                                          1998
                                             ---------------------------------
                                                        Pro Forma       Pro
                                             Historical Adjustment     Forma
                                             ---------- ----------    --------
                                               (in thousands, except per
                                                      share data)
Revenues:
  Restaurant operations....................   $342,654                $342,654
  Franchise operations.....................      3,519                   3,519
                                              --------                --------
    Total revenues.........................    346,173                 346,173
Costs and Expenses
Restaurant operations:
  Food.....................................    105,416                 105,416
  Labor....................................    112,047                 112,047
  Other operating..........................     87,165    1,146 (g)     88,311
  General and administrative...............     26,018                  26,018
                                              --------                --------
Operating Profit...........................     15,527                  14,381
Interest Expense...........................      1,547      293 (i)      1,840
Other (income) expense, net................       (382)                   (382)
                                              --------                --------
Income before income tax expense...........     14,362                  12,923
Income tax expense.........................      5,242      (525)(h)     4,717
                                              --------                --------
Net income.................................   $  9,120                $  8,206
                                              ========                ========
Basic earnings per common share............   $   0.99                $   1.14
                                              ========                ========
Diluted earnings per common share..........   $   0.98                $   1.13
                                              ========                ========
Weighted average common shares and dilutive
 common share equivalents..................      9,262                   7,262
                                              ========                ========
Ratio of earnings to fixed charges (1).....       3.03                    2.67
                                              ========                ========

--------
(1) For purposes of calculating the ratio of earnings to fixed charges, earnings represent pre-tax earnings. Fixed charges represent interest as well as the portion of rent expense deemed representative of the interest factor.

                                     A2-22

                            VICORP RESTAURANTS, INC.

                      PRO FORMA BALANCE SHEET (UNAUDITED)

                                                    July 11, 1999
                                           -------------------------------------
                                                      Pro Forma
                                           Historical Adjustment       Pro Forma
                                           ---------- ----------       ---------
                                           (in thousands, except per share
                                                        data)
                  Assets
Current assets:
  Cash....................................  $ 11,938   $(9,890)(a)(c)  $  2,048
  Receivables.............................     2,516                      2,516
  Inventories.............................     6,111                      6,111
  Deferred tax asset......................     3,617                      3,617
  Prepaid expenses and other..............     2,345                      2,345
                                            --------                   --------
    Total current assets..................    26,527                     16,637
Other assets:
  Property and equipment, net.............   134,930   (11,510)(b)      123,420
  Deferred tax asset......................    31,462                     31,462
  Other assets............................     9,097                      9,097
                                            --------                   --------
    Total Assets..........................  $202,016                   $180,616
                                            ========                   ========
   Liabilities and Shareholders' Equity
Current liabilities:
  Current maturities of long-term debt and
   capitalized lease obligations..........     1,403                      1,403
  Accounts payable, trade.................    18,038                     18,038
  Accrued compensation....................     7,203                      7,203
  Accrued taxes...........................    10,676                     10,676
  Other accrued expenses..................     9,233                      9,233
                                            --------                   --------
    Total current liabilities.............    46,553                     46,553
Long-term liabilities:
  Long-term debt..........................        38                         38
  Capitalized lease obligations...........     4,514                      4,514
  Long-term insurance claims..............     2,333                      2,333
  Other non-current credits...............     5,584    17,000 (d)       22,584
Shareholders' equity:
  Common stock............................       443      (100)(e)          343
  Paid-in capital.........................    80,639   (38,300)(e)       42,339
  Retained earnings.......................    61,912                     61,912
                                            --------                   --------
    Total shareholders' equity............   142,994                    104,594
    Total liabilities and shareholders'
     equity...............................  $202,016                   $180,616
                                            ========                   ========
Book value per common share...............  $  16.17                   $  15.29
                                            ========                   ========

                                     A2-23

                            VICORP RESTAURANTS, INC.

                 PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)

                                              Thirty-six Weeks Ended July 11,
                                                           1999
                                              --------------------------------
                                                         Pro Forma
                                              Historical Adjustment  Pro Forma
                                              ---------- ----------  ---------
                                              (in thousands, except per share
                                                           data)
Revenues:
  Restaurant operations......................  $247,497              $247,497
  Franchise operations.......................     2,159                 2,159
                                               --------              --------
    Total revenues...........................   249,656               249,656
Costs and Expenses
Restaurant operations:
  Food.......................................    75,527                75,527
  Labor......................................    80,207                80,207
  Other operating............................    60,651      767 (f)   61,418
  General and administrative.................    19,516                19,516
                                               --------              --------
Operating Profit.............................    13,755                12,988
Interest Expense.............................       704                   704
Other (income) expense, net..................      (347)                 (347)
                                               --------              --------
Income before income tax expense.............    13,398                12,631
Income tax expense...........................     4,890     (280)(h)    4,610
                                               ========              ========
    Net income...............................  $  8,508              $  8,021
                                               ========              ========
Basic earnings per common share..............  $   0.95              $   1.15
                                               ========              ========
Diluted earnings per common share............  $   0.94              $   1.14
                                               ========              ========
Weighted average common shares and dilutive
 common share equivalents....................     9,017                 7,017
                                               ========              ========
Ratio of earnings to fixed charges(1)........      4.07                  3.73
                                               ========              ========

--------
(1) For purposes of calculating the ratio of earnings to fixed charges, earnings represent pre-tax earnings. Fixed charges represent interest as well as the portion of rent expense deemed representative of the interest factor.

                                     A2-24

Notes to Pro Forma Financial Statements

(a) To reflect the receipt of $29.0 million in cash as a result of the Sale and Lease-Back Transaction, offset by transaction costs of $490,000.

(b) To reflect the sale of land, buildings and improvements in the Sale and Lease-Back Transaction.

(c) To reflect the payment for $38.4 million in cash, both for the repurchase of shares as well as professional and other expenses.

(d) To reflect the gain on the sale of assets in the Sale and Lease-Back Transaction. Balance is offset against lease rentals over the course of the lease.

(e) To reflect the repurchase of 2,000,000 Shares for $38.0 million in cash. Also reflects $400,000 worth of professional and other expenses incurred in connection with the Offer.

(f) To reflect $1.3 million of rental expense which will be incurred, offset by $572,000 of depreciation expense which will no longer be incurred on the disposed assets.

(g) To reflect $2 million of rental expense which will be incurred, offset by $826,000 of depreciation expense which will no longer be incurred on the disposed assets.

(h) To reflect the income tax expense at the Company's effective rate.

(i) To reflect interest expense on the additional amount drawn on the line of credit.

                                     A2-25

10. Interest of Directors and Officers and Principal Shareholders; Transactions and Arrangements Concerning Shares.

  As of the close of business on November 22, 1999, the Company had 8,875,076 Shares issued and outstanding. The Company has not been advised whether any executive officers, directors, or their affiliates intend to tender any of their Shares pursuant to the Offer. The following table sets forth information as of November 22, 1999, with respect to the beneficial ownership of Shares of all persons known by the Company to be the beneficial owners of 5% or more of the outstanding Shares, each director of the Company, and each executive officer, as well as all directors and executive officers of the Company as a group.

                                                         Amount and
                                                         Nature of
                     Name and Address                    Beneficial    Percent
  Title of Class     of Beneficial Owner                 Ownership     of Class
  --------------     -------------------                 ----------    --------
  Common Stock (par  Southeastern Asset                  1,279,900(1)   14.43%
   value
  $.05 per share)    Management, Inc.
                     6410 Poplar Avenue
                     Suite 900
                     Memphis, Tennessee 38119

                     Quaker Capital                        820,700(2)    9.25%
                     Management Corporation
                     1300 Arrott Building
                     401 Wood Street
                     Pittsburgh, Pennsylvania 15222

                     First Manhattan Co.                   751,902(3)    8.47%
                     437 Madison Avenue
                     New York, New York 10022

                     The Prudential Insurance              654,200(4)    7.37%
                     Company of America
                     751 Broad Street
                     Newark, New Jersey 07102-3777

                     Dimensional Fund Advisors, Inc.       520,700(5)    5.87%
                     1299 Ocean Avenue, 11th Floor
                     Santa Monica, California 90401-1038

                     Franklin Advisory Services, Inc.      480,000(6)    5.41%
                     One Parker Plaza, 16th Floor
                     Fort Lee, New Jersey 07024

                     Carole Lewis Anderson                  23,000(7)     *
                     3616 Reservoir Road NW
                     Washington, D.C. 20007

                     Bruce B. Brundage                      33,000(7)     *
                     5290 DTC Parkway, Suite 160
                     Englewood, Colorado 80111

                     Charles R. Frederickson               113,654       1.28%
                     400 West 48th Avenue
                     Denver, Colorado 80216

                     John C. Hoyt                           63,868(7)     *
                     500 SE Sixth Street
                     Bartlesville, Oklahoma 74003


                                     A2-26

                                                        Amount and
                                                        Nature of
                           Name and Address             Beneficial Percent
  Title of Class           of Beneficial Owner          Ownership  of Class
  --------------           -------------------          ---------- --------
  Common Stock (par value  Robert E. Kaltenbach          41,691(7)    *
  $.05 per share           400 West 48th Avenue
                           Denver, Colorado 80216

                           Robert T. Marto               16,000(7)    *
                           354 New Caanan
                           Wilton, Connecticut 06897

                           Dudley C. Mecum               25,500(7)    *
                           33 Khakum Wood Road
                           Greenwich, Connecticut 06831

                           Dennis B. Robertson           30,000(7)    *
                           1987 West 111th Street
                           Chicago, Illinois 60643

                           Richard E. Sabourin           78,544(7)    *
                           400 West 48th Avenue
                           Denver, Colorado 80216

                           Joseph F. Trungale            33,332(7)    *
                           400 West 48th Avenue
                           Denver, Colorado 80216

                           Hunter Yager                  15,303(7)    *
                           314 West Fields
                           Manchester, Vermont 05255

                           Arthur Zankel                170,100(8)  1.91%
                           437 Madison Avenue
                           New York, New York 10022

                           All directors                   643,992  7.02%
                           and executive officers as a
                           group (12 persons including
                           those named above)

--------
 * Percent of class is less than 1%.
(1) Of the 1,279,900 shares beneficially owned, the shareholder has sole voting power over 281,000 shares, shared voting power over 982,400 shares, no voting power over 16,500 shares, sole dispositive power over 297,500 shares, and shared dispositive power over 982,400 shares.
(2) Of the 820,700 shares beneficially owned, the shareholder has sole voting power over 287,300 shares, shared voting power over 533,400 shares, sole dispositive power over 287,300 shares, and shared dispositive power over 533,400 shares.
(3) Of the 751,902 shares beneficially owned, the shareholder has sole voting power over 364,500 shares, shared voting power over 385,702 shares, sole dispositive power over 364,500 shares, and shared dispositive power over 387,402 shares. Arthur Zankel, a director of the Company, is a Partner of First Manhattan Co.; and 152,100 of the shares owned by him are reflected in the share ownership reported by First Manhattan Co.
(4) Of the 654,200 shares beneficially owned, the shareholder has sole voting power over 173,600 shares, shared voting power over 480,600 shares, sole dispositive power over 173,600 shares, and shared dispositive power over 480,600 shares.
(5) Of the 520,700 shares beneficially owned, the shareholder has sole voting and dispositive power over all the shares.

                                     A2-27

(6) Of the 480,000 shares beneficially owned, the shareholder has sole voting and dispositive power over all of the shares.
(7) Includes 22,000, 18,000, 20,000, 41,666, 16,000, 24,000, 18,000, 75,000,
    33,332, and 12,000 shares which Ms. Anderson, Messrs. Brundage, Hoyt, Kaltenbach, Marto, Mecum, Robertson, Sabourin, Trungale, and Yager, respectively, have the right to purchase under options that are presently exercisable.
(8) Includes 152,100 shares owned directly by Mr. Zankel, and 18,000 shares which he has the right to purchase under options that are currently exercisable.

  Each outstanding Share is entitled to one vote. The 2,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 22.5% of the Shares outstanding on November 22, 1999 (approximately 21.9% assuming exercise of outstanding exercisable Options).

  The following table sets forth for each of the Company's stock option plans Shares reserved for issuance, the Shares issuable pursuant to exercise of all options and the options which have an exercise price below the Purchase Price:

                                                           Exercisable Options
                             Shares Reserved Exercisable   With Exercise Price
   Plan Name                  for Issuance     Options   Below the Purchase Price
   ---------                 --------------- ----------- ------------------------
   1982 Stock Option Plan..      318,082        74,998            74,998
   1983 Stock Option Plan..      198,000       148,000           106,000
   Non-Plan Options........      100,000        75,000            75,000

  Neither the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

  Except for outstanding options to purchase shares granted to directors and executive officers and as otherwise described in this Offer to Purchase or incorporated herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. Effects of the Offer on the Market for Shares; Registration Under the Exchange Act.

  The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, the Company anticipates there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. A substantial decrease in the number of Shares outstanding could result in a substantial decrease in the liquidity of the Shares, even if the Company continues to be a reporting company under the Exchange Act and continues to file the periodic reports, including annual and quarterly reports, required to be filed thereunder.

  The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

                                     A2-28

12. Certain Legal Matters; Regulatory Approvals.

  The Company is not aware of any material license or regulatory permit to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.
13. Certain United States Federal Income Tax Consequences.


  The following summary describes the principal United States federal income tax consequences to United States Holders (as defined below) of a sale of Shares pursuant to the Offer. Those shareholders who do not participate in the Offer should not incur any United States federal income tax liability from the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing United States Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, all of which are subject to change. Any such change, which may be retroactive, could alter the tax consequences described herein.

  This summary addresses only Shares held as capital assets within the meaning of section 1221 of the Code. It does not address all of the United States federal tax consequences that may be relevant to particular shareholders in light of their personal circumstances (for example, tax consequences under the alternative minimum tax provisions of the Code) or to certain types of shareholders (such as certain financial institutions, dealers or traders in securities or commodities, insurance companies, real estate investments trusts, regulated investment companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). This summary does not address the state, local or foreign tax consequences of participating in the Offer. EACH HOLDER OF SHARES SHOULD CONSULT THE HOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO THE HOLDER OF PARTICIPATION IN THE OFFER.
  A "United States Holder" is a holder of Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States,
(ii) a corporation or partnership created or organized in or under the laws of the United States or any State or division thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control. A "Non-United States Holder" is a holder of Shares other than a United States Holder.


  A United States Holder participating in the Offer will be treated either as having sold Shares or as having received a dividend distribution from the Company depending on such United States Holder's particular circumstances. Under Section 302 of the Code, a United States Holder whose Shares are sold pursuant to the Offer will be treated as having sold Shares if the sale (i) results in a "complete termination" of all of such holder's equity interest in the Company, (ii) is a "substantially disproportionate" redemption with respect to such holder or (iii) is "not essentially equivalent to a dividend" with respect to such holder. In applying each of the Section 302 tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities, as well as Shares that the United States Holder has the right to accquire by exercise of an option or by conversion or exchange of a security.

  The receipt of cash by a shareholder will result in a "complete termination" of the shareholder's interest if either (i) all of the Shares that are actually and constructively owned by the shareholder are sold pursuant

                                     A2-29
to the Offer or (ii) all of the Shares actually owned by the shareholder are sold pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of the Shares constructively owned by the shareholder in accordance with the procedures described in the Code. A sale of Shares will be "substantially disproportionate" with respect to a United States Holder if the United States Holder owns actually and constructively, less than 50% of the total combined voting power of all classes of shares after the sale, and the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the sale of Shares pursuant to the Offer is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the sale (treating Shares sold pursuant to the Offer as outstanding before the sale). A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest actually and constructively owned in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has concluded in a published ruling that even a minor reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (e.g., an interest of less than 1%) and who exercises no control over corporate affairs constitutes such a "meaningful reduction."
  If a United States Holder is treated as having sold Shares, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's adjusted tax basis in the Shares sold to the Company. In the case of an individual United States Holder whose holding period for the Shares exceeds one year, the maximum marginal United States federal income tax rate of 20% applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income of 39.6%.

  If a United States Holder who participates in the Offer is not treated as having sold Shares, such holder will be treated as receiving a dividend to the extent of such holder's ratable share of the Company's earnings and profits. Such a dividend will be includible in the United States Holder's gross income as ordinary income without reduction for the adjusted tax basis of the Shares sold. In such event, the United States Holder's adjusted tax basis in its Shares sold in the Offer generally will be added to the adjusted tax basis of such holder's remaining Shares, if any, and may be lost if the United States Holder does not retain any Shares. A dividend received by a corporate United States Holder may be (i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's earnings and profits, it will be treated first as a tax-free return of such United States Holder's tax basis in the Shares and thereafter as capital gain, which will be long-term capital gain if the holding period for the Shares exceeds one year. See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.


  THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT THE HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS,.
14. Extension of the Offer; Termination; Amendment.


  The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw the shareholder's Shares. The Company also expressly reserves the right, in its reasonable discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the

                                     A2-30

Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its reasonable discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company will have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

  If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i)(a) the Company increases or decreases the price to be paid for Shares, (b) increases the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, or (c) decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this
Section 14, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Standard Time.

 15. Fees and Expenses.

  The Company has retained D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, telex, telegraph and personal interview, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

  The Company has retained American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

  NEITHER THE INFORMATION AGENT NOR THE DEPOSITARY HAS BEEN RETAINED TO MAKE SOLICITATIONS OR RECOMMENDATIONS IN CONNECTION WITH THE OFFER.

  No fees or commissions will be payable by the Company to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request through

                                     A2-31
the Information Agent, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.

 16. Miscellaneous.

  The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

                                     A2-32

                              FURTHER INFORMATION

  The Company files reports, proxy statements and other information with the Commission under the Exchange Act. These reports and statements are available upon request from the Secretary of the Company at the Company's principal executive office. This information may be read and copied at the following Commission locations:

   Public Reference Room   New York Regional Office   Chicago Regional Office
  450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
         Room 1024                Suite 1300          500 West Madison Street
  Washington, D.C. 20549   New York, New York 10048         Suite 1400
                                                     Chicago, Illinois 60661-
                                                               2511

  Copies of this information are also available by mail from the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington D.C., 20549, at prescribed rates. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. may be obtained by calling the Commission at 1-800-SEC-0330.

  The Commission also maintains a world wide web site that contains reports, proxy statements and other information about registrants, such as the Company, that file electronically with the Commission. The address of that web site is http://www.sec.gov.

  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

  Pursuant to Rule 13e-4 of the General Rules and Regulations of the Commission under the Exchange Act, the Company has filed with the Commission a
Schedule 13E-4 that contains additional information with respect to the Offer. The Schedule 13E-4, including its exhibits and any amendments, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE INFORMATION AGENT IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INFORMATION AGENT.

                                                 VICORP RESTAURANTS, INC.

November 23, 1999

                                     A2-33

  Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Common Stock and any other required documents should be sent or delivered by each holder or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

                       The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

         BY REGISTERED OR CERTIFIED MAIL, HAND DELIVERY OR IN PERSON:
                          40 Wall Street, 46th Floor
                           New York, New York 10005

                                 BY FACSIMILE:
                                (718) 234-5001

                        CONFIRM FACSIMILE BY TELEPHONE:
                                (718) 921-8200

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                           New York, New York 10005

                                Call Toll-Free:
                                (800) 758-5880

                                      or

                                 Call Collect:
                                (212) 269-5550

  Additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent or the Depositary and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent as set forth above. Holders also may contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer to Purchase.

                                     A2-34